UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2008

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Federal Street, Suite 300, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

                On March 13, 2008, the California Public Utilities Commission (the “Commission”) issued an order denying approval of certain demand response contracts (the “Decision”), including the Demand Response Resource Purchase Agreement between EnerNOC, Inc. (the “Company”) and Southern California Edison Company (“SCE”) dated as of September 27, 2007 (as amended by Amendment No. 1 entered into on February 29, 2008, the “Agreement”).  Pursuant to the terms of the Agreement and as a result of the Decision, the Agreement is expected to automatically terminate on April 30, 2008.

                Under the terms of the Agreement, the Company would have provided up to an additional 30 megawatts of capacity to SCE by the end of 2008 and would have recognized an immaterial amount of revenue from the Agreement during 2008, the majority of which would have been recognized in the third and fourth quarter.  The Company does not expect the Decision and impending termination of the Agreement to have a material impact on its results of operations.  The Company has not incurred material costs or direct selling costs associated with the Agreement to date.  The Company’s original 40MW contract that it entered into with SCE in March 2007 and that has already been approved by the Commission is unaffected by the Decision.

                Although denying the Agreement, the Decision viewed favorably many features of the demand response offering as a reliable capacity resource.  The Decision, and comments from the Commission during the vote, encouraged SCE and the rejected parties to modify the unapproved demand response contracts, including the Agreement, and resubmit them to the Commission for approval on June 1, 2008 (the “Resubmission”).  The Company has already entered into discussions with SCE regarding its intention to submit another proposal as part of the Resubmission and is currently weighing its other options with respect to the Decision.  In the meantime, the Company will continue to execute under its original 40MW contract with SCE.

Item 8.01.              Other Events.

                On March 13, 2008, the Company announced that it, certain of its officers, and the members of its Board of Directors have been named as defendants in purported securities class action lawsuits filed in the United States District Court for the District of Massachusetts.  The lawsuits allege, among other things, that the defendants made false and misleading statements and failed to disclose material information in various Securities and Exchange Commission filings, press releases and other public statements from November 1, 2007 through February 27, 2008, including in connection with the Company’s November 13, 2007 offering of common stock.  The Company believes that it has substantial legal and factual defenses, which it intends to pursue vigorously. In addition, the Company will continue to focus on developing and providing what it believes to be the most reliable demand response and energy management solutions to address the unprecedented energy challenges our country faces today.

The Company does not intend to file further Current Reports on Form 8-K describing any additional lawsuits that may be filed that are based on allegations substantially similar to those described above.

A copy of the press release relating to such announcement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01.              Financial Statements and Exhibits.

(d)                           Exhibits

                                The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Current Report on Form 8-K regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the future growth and success of the Company’s demand response and energy management solutions and the outcome of any lawsuit, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain of the Company’s contracts and expansion of existing contracts may be subject to approval of state or local regulatory agencies. There can be no assurance that such approvals will be obtained. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s final prospectus, as filed with the Securities and Exchange Commission on November 14, 2007, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this Current Report on Form 8-K as of this date and assumes no obligations to update the information included in this Current Report on Form 8-K or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: March 14, 2008	By:	/s/ Neal C. Isaacson

	Name:	Neal C. Isaacson
	Title:	Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on March 13, 2008